EXHIBIT 99.1

News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 406-3160




              SILGAN HOLDINGS REPORTS SECOND QUARTER EARNINGS AND
                        CONFIRMS FULL YEAR 2003 ESTIMATE


STAMFORD, CT, July 23, 2003 -- Silgan Holdings Inc. (Nasdaq:SLGN) today reported second quarter 2003 net income of $13.5 million, or $0.74 per diluted share, as compared to second quarter 2002 net income of $10.1 million, or $0.55 per diluted share. The results compare to the Company's previous earnings guidance of $0.55 to $0.75 per diluted share.

Net sales for the second quarter of 2003 increased by $89.0 million, or 19.5 percent, to $545.2 million as compared to $456.2 million in the second quarter of 2002. This increase was the result of higher net sales in the metal food container business largely due to the acquisition of the White Cap closures business in March 2003 and higher net sales in the plastic container business.

Income from operations for the second quarter of 2003 increased by $4.2 million, or 11.1 percent, to $42.1 million as compared to $37.9 million for the same period in 2002, while operating margin decreased to 7.7 percent from 8.3 percent. The increase in income from operations was primarily due to the inclusion of the results of the recently acquired closures business.



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SILGAN HOLDINGS
July 23, 2003
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Interest  expense for the second quarter of 2003 was $20.1 million,  an increase of $0.7 million, or $0.02 per diluted share, as compared to the same period in 2002. This increase resulted primarily from higher average borrowings due to three acquisitions completed in early 2003, largely offset by a lower average interest rate due to lower LIBOR rates. During the quarter, lower LIBOR rates more than offset the impact on the Company's average interest rate of the add-on issuance of $200 million of 9% Senior Subordinated Debentures at the end of April 2002 and higher interest rate spreads over LIBOR as a result of the refinancing of the previous U.S. senior secured credit facility in the second quarter of 2002. Additionally, interest expense for the second quarter of 2002 includes $1.0 million for the write-off of unamortized debt issuance costs as a result of the refinancing of the previous U.S. senior secured credit facility in the second quarter of 2002. The Company provided for income taxes at an effective rate of 38.5 percent and 39.0 percent in the second quarter of 2003 and 2002, respectively.

Metal Food Containers

Net sales of the metal food container business were $397.9 million in the second quarter of 2003, an increase of $70.3 million, or 21.5 percent, over the same period in 2002 due largely to the inclusion of net sales of the newly acquired closures business in 2003. Excluding net sales of the closures business, net sales of the metal food container business increased 1.2 percent as a result of higher average selling prices and increased sales volume.

Income from operations of the metal food container business in the second quarter of 2003 increased by $3.6 million to $26.1 million as compared to $22.5 million for the same period in 2002, while operating margin decreased to 6.6 percent as compared to 6.9 percent. The increase in income from operations was principally due to higher net sales largely as a result of the acquisition of the closures business, partially offset by higher depreciation expense and increased employee health and welfare costs. As expected, the newly acquired closures business was accretive to earnings in the second quarter of 2003, and its results were ahead of the same period last year which included a significant charge related to restructuring its metal closures facilities. However, its operating margin was below the average for the remainder of the metal



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SILGAN HOLDINGS
July 23, 2003
Page 3


food container business. The major element of this restructuring plan is the closing of the Chicago facility, which is anticipated in the third quarter of 2003 and is expected to increase the profitability of the business.

Plastic Containers

Net sales of the plastic container business increased $18.7 million in the second quarter of 2003, or 14.5 percent, to $147.3 million as compared to $128.6 million for the same period in 2002. This increase was principally a result of higher unit volume due largely to the acquisition of Thatcher Tubes LLC in January 2003 and higher average selling prices due to the pass through of higher resin costs as compared to the same period last year.

Income from operations of the plastic container business for the second quarter of 2003 increased $0.5 million to $17.3 million as compared to $16.8 million for the second quarter of 2002, while operating margin decreased to 11.7 percent from 13.1 percent. The increase in income from operations was primarily a result of higher unit volumes and improved productivity, partially offset by the impact of heightened competitive activity, higher depreciation expense and higher employee health and welfare costs.

Six Months

Net income for the first six months of 2003 was $17.7 million, or $0.96 per diluted share, as compared to net income for the first six months of 2002 of $21.4 million, or $1.17 per diluted share. In the first quarter of 2002, the Company recorded a rationalization credit of $2.3 million, increasing diluted earnings per share by $0.07, primarily related to placing certain previously written down assets of the metal food container business back in service to meet business requirements.

Net sales for the first six months of 2003 increased $119.1 million, or 13.5 percent, to $999.6 million as compared to $880.5 million for the first six months of 2002. This increase was largely



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SILGAN HOLDINGS
July 23, 2003
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the result of higher net sales in the metal food  container  business due to the acquisition of the closures business in March 2003 and higher volumes in the plastic container business due largely to the acquisition of Thatcher Tubes in January 2003.

Income from operations for the first half of 2003 was $68.1 million, a decrease of $5.8 million, or 7.8 percent, over the same period in 2002, while operating margin decreased to 6.8 percent from 8.4 percent. The decrease in income from operations was primarily a result of unfavorable absorption of fixed costs as an inventory reduction program was implemented in the first quarter of 2003, higher depreciation expense, the rationalization credit in 2002 and higher employee health and welfare costs, partially offset by the acquisition of the closures business in March 2003.

Interest expense for the first six months of 2003 was $38.8 million, an increase of $2.9 million, or $0.10 per diluted share, as compared to the first six months of 2002. This increase resulted primarily from higher average borrowings due to three acquisitions completed in early 2003. The average interest rate was essentially unchanged for the first six months of 2003 as compared to the same period in 2002 as the impact of the add-on issuance of $200 million of 9% Debentures and higher interest rate spreads over LIBOR were offset by lower LIBOR rates during the first six months of 2003.

Equity Affiliate - Silgan Closures

In March 2003, the Company acquired the remaining 65 percent interest in the White Cap joint venture that it did not already own from Amcor White Cap Inc. for $37.1 million in cash and refinanced debt and purchased equipment subject to a third party lease for approximately $94.0 million. The business now operates under the name Silgan Closures and as part of the Company's metal food container business. Silgan Closures is a leading supplier of an extensive range of metal and plastic closures to consumer goods packaging companies in the food and beverage industries in North America. The business had net sales of approximately $250 million in 2002.


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SILGAN HOLDINGS
July 23, 2003
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The  Company  recorded  equity in losses of the White Cap joint  venture for the second quarter and first six months of 2002 of $1.2 million, net of income taxes, or $0.07 per diluted share, and $1.8 million, net of income taxes, or $0.10 per diluted share, respectively. The results of the White Cap joint venture in the second quarter and first six months of 2002 included equity in losses of $1.3 million, net of income taxes, or $0.07 per diluted share, for the Company's share of both a rationalization charge and a gain on the sale of assets recorded by the joint venture. The Company recorded equity in losses of the White Cap joint venture of $0.3 million, net of income taxes, or $0.02 per diluted share, for the first two months of 2003. The results of Silgan Closures since March of 2003 are included with the results of the metal food container business.

Acquisitions

In January 2003, the Company acquired substantially all of the assets of Thatcher Tubes LLC, a privately held manufacturer and marketer of decorated plastic tubes serving primarily the personal care industry. Thatcher Tubes had net sales in 2002 of approximately $29 million. Thatcher Tubes has built a reputation as a high quality supplier of decorated plastic tubes, particularly in the personal care market. With Silgan Plastics' leadership position in plastic containers for the personal care market, this acquisition provides opportunities for growth through an expanded product offering.

In April 2003, the Company acquired the metal food can manufacturing subsidiary of Pacific Coast Producers, an agricultural cooperative based in Lodi, California, for approximately $15 million plus the book value of inventory. Pacific Coast had historically manufactured a majority of its metal can requirements from a separate facility in Lodi and used those cans solely in its food processing operations. Simultaneously with the purchase, the Company also entered into a ten-year supply agreement with Pacific Coast covering its metal food can requirements. Annual sales to Pacific Coast under the supply agreement are expected to be approximately $55 million. The Company anticipates that this business will be slightly accretive to earnings in 2003.



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SILGAN HOLDINGS
July 23, 2003
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Outlook for 2003

The Company reconfirmed its estimate that net income per diluted share for 2003 will be in the range of $2.85 to $3.15. The Company anticipates higher net sales and income from operations in both the metal food container and plastic container businesses in 2003 as compared to 2002, largely as a result of the acquisitions in early 2003, increased sales of value-added products and cost reductions, partially offset by higher depreciation expense and higher employee health and welfare costs.

The Company stated that it expects net income per diluted share for the third quarter of 2003 to be in the range of $1.55 to $1.75 per diluted share, as compared to $1.42 per diluted share reported in the third quarter of 2002. The metal food container business is expected to report stronger results in the third quarter of 2003, primarily as a result of higher net sales due to the acquisitions of the closures and Pacific Coast can manufacturing businesses in early 2003 and increased sales of value-added products, partially offset by higher depreciation expense, higher employee health and welfare costs and a rationalization credit in the third quarter of 2002. The plastic container business is expected to reflect higher sales and operating income in the third quarter of 2003 as compared to the same period in 2002.

The Company also expects higher interest expense in the second half of 2003 as compared to the same period in 2002. This increase is expected primarily due to higher average borrowings as a result of the three acquisitions completed in early 2003, largely offset by lower LIBOR rates.

With three acquisitions completed in early 2003, the Company currently anticipates focusing on reducing debt for the remainder of the year. Although the Company incurred approximately $175 million of debt for three acquisitions in early 2003, the Company anticipates that year-end outstanding debt will increase by only an approximate $100 million over the 2002 year-end balance. The Company reiterated that in the absence of strategically compelling and immediately accretive acquisitions, it anticipates this focus will result in a further $200 to $300 million reduction in debt in the three years following 2003.


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SILGAN HOLDINGS
July 23, 2003
Page 7


Conference Call

The Company will hold a conference call to discuss its results for the second quarter of 2003 at 11:00 a.m. EDT on Wednesday, July 23, 2003. The toll free number for domestic callers is (800) 901-5213, and the number for international callers is (617) 786-2962. The pass code is 16268353. For those unable to listen to the live call, a taped rebroadcast will be available until 11:00 a.m. EDT on July 30, 2003. To access the rebroadcast, the toll free number for domestic callers is (888) 286-8010, and the number for international callers is (617) 801-6888. The pass code is 40470432.


                                      * * *


Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual sales of approximately $2.0 billion in 2002.
Silgan operates 68 manufacturing facilities in the U.S., Canada and Mexico. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2002 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.


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                                          SILGAN HOLDINGS INC.
                         CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                              For the quarter and six months ended June 30,
                             (Dollars in millions, except per share amounts)


                                                                Second Quarter              Six Months
                                                                --------------              ----------
                                                               2003         2002         2003         2002
                                                               ----         ----         ----         ----

Net sales ..............................................      $545.2       $456.2       $999.6       $880.5

Cost of goods sold .....................................       475.0        398.8        879.8        770.6
                                                              ------       ------       ------       ------
   Gross profit ........................................        70.2         57.4        119.8        109.9

Selling, general and administrative expenses ...........        28.1         19.5         51.7         38.3

Rationalization credit .................................         --           --           --          (2.3)
                                                              ------       ------       ------       ------
   Income from operations ..............................        42.1         37.9         68.1         73.9

Interest and other debt expense (a) ....................        20.1         19.4         38.8         35.9
                                                              ------       ------       ------       ------
   Income before income taxes and equity in
       losses of affiliate .............................        22.0         18.5         29.3         38.0

Provision for income taxes .............................         8.5          7.2         11.3         14.8
                                                              ------       ------       ------       ------
   Income before equity in losses of affiliate .........        13.5         11.3         18.0         23.2

Equity in losses of affiliate, net of income taxes .....         --          (1.2)        (0.3)        (1.8)
                                                              ------       ------       ------       ------
   Net income ..........................................      $ 13.5       $ 10.1       $ 17.7       $ 21.4
                                                              ======       ======       ======       ======
  Earnings per share:
     Basic net income per share ........................       $0.74        $0.56        $0.97        $1.19
     Diluted net income per share ......................       $0.74        $0.55        $0.96        $1.17

  Weighted average shares (000's):
     Basic .............................................      18,239       18,144       18,237       18,041
     Diluted ...........................................      18,395       18,455       18,369       18,365

     (a)  As a  result  of the  Company's  adoption  in  2003  of  Statement  of Financial Accounting
          Standards  No. 145, "Rescission of  FASB Statements  No. 4, 44  and  64, Amendment of  FASB
          Statement  No. 13, and  Technical Corrections,"  the extraordinary  item for loss on  early extinguishment of debt that  was  previously  recorded in  the second quarter and first six months  of 2002 was  reclassified  to  interest  and  other  debt expense.




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                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                  For the quarter and six months ended June 30,
                              (Dollars in millions)

                                         Second Quarter          Six Months
                                         --------------          ----------
                                         2003       2002       2003       2002
                                         ----       ----       ----       ----
Net sales:
    Metal food containers ........      $397.9     $327.6     $713.4     $627.0
    Plastic containers ...........       147.3      128.6      286.2      253.5
                                        ------     ------     ------     ------
        Consolidated .............      $545.2     $456.2     $999.6     $880.5
                                        ======     ======     ======     ======

Income from operations:
    Metal food containers (a) ....      $ 26.1     $ 22.5     $ 37.9     $ 45.0
    Plastic containers ...........        17.3       16.8       32.8       31.6
    Corporate ....................        (1.3)      (1.4)      (2.6)      (2.7)
                                        ------     ------     ------     ------
        Consolidated .............      $ 42.1     $ 37.9     $ 68.1     $ 73.9
                                        ======     ======     ======     ======




                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                              (Dollars in millions)


                                                  June 30,   June 30,   Dec. 31,
                                                    2003       2002       2002
                                                    ----       ----       ----
Assets:
    Cash ....................................    $   10.2   $   13.3   $   58.3
    Current assets ..........................       686.1      589.1      411.5
    Property, plant and equipment, net ......       818.3      683.5      705.7
    Other assets ............................       275.4      210.2      198.9
                                                 --------   --------   --------
       Total assets .........................    $1,790.0   $1,496.1   $1,374.4
                                                 ========   ========   ========

Liabilities and stockholders' equity:
    Current liabilities, excluding debt .....    $  259.5   $  240.6   $  244.8
    Current and long-term debt ..............     1,277.4    1,117.8      956.8
    Long-term liabilities ...................       165.6       92.4      109.7
    Stockholders' equity ....................        87.5       45.3       63.1
                                                 --------   --------   --------
       Total liabilities and stockholders'
         equity .............................    $1,790.0   $1,496.1   $1,374.4
                                                 ========   ========   ========


     (a) Includes a rationalization credit of $2.3 million in the first quarter of 2002.